UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 22, 2010
LECTEC CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-16159	41-1301878

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1407 South Kings Highway Texarkana, Texas	75501

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (903) 832-0993
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 22, 2010, LecTec Corporation (the “Company”) held its 2010 Annual Meeting of Shareholders (the “Annual Meeting”) at the Marriot Minneapolis West in St. Louis Park, Minnesota. Gregory G. Freitag, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors of the Company, presided.
At the Annual Meeting, the Company’s shareholders adopted and approved the LecTec Corporation 2010 Stock Incentive Plan (the “Stock Incentive Plan”), which previously had been approved by the Company’s Board of Directors on August 16, 2010, subject to shareholder approval.
The purpose of the Stock Incentive Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders. The Stock Incentive Plan authorizes grants of incentive and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance awards, stock awards and other stock-based awards (collectively, “Awards”) to the Company’s employees, officers, consultants, advisors and non-employee directors. The Company’s Board of Directors and Compensation Committee have the authority to determine the type of Award as well as the amount, terms and conditions of each Award under the Stock Incentive Plan, subject to the limitations and other provisions of the Stock Incentive Plan. In the aggregate, 450,000 shares of the Company’s common stock are authorized for Awards under the Stock Incentive Plan. The number of shares available for Awards, as well as the terms of outstanding Awards, are subject to adjustment as provided in the Stock Incentive Plan for stock splits, stock dividends, recapitalizations and other similar events. Unless terminated by the Board of Directors, the Stock Incentive Plan will terminate on August 16, 2020. No awards may be made after that date. The Company’s Board of Directors may amend, alter, suspend, discontinue or terminate the Stock Incentive Plan at any time, subject, in certain circumstances, to shareholder approval.
The above description of the Stock Incentive Plan is qualified in its entirety by reference to the full text of the Stock Incentive Plan, a copy of which is attached as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission and mailed to stockholders on August 20, 2010 (the “2010 Proxy Statement”). A more detailed summary of the Stock Incentive Plan can be found in the 2010 Proxy Statement.
Item 5.07. Submission of Matters to a Vote of Security Holders.
At the Annual Meeting, the Company’s shareholders approved each of the following proposals, which were set forth in the 2010 Proxy Statement:

Proposal 1
The Company’s shareholders elected each of the five director nominees to a one-year term and until the director’s successor is elected and qualified (except in the case of earlier death, resignation or removal) as follows:

	Votes For	Votes Withheld	Broker Non-Votes
Sanford M. Brink	2,095,509	480,441	931,360
Gregory G. Freitag	2,573,526	2,424	931,360
Timothy M. Heaney	2,573,526	2,424	931,360
Kevin C. Lynch	2,573,526	2,424	931,360
Robert J. Rudelius	2,573,526	2,424	931,360
Proposal 2
The Company’s shareholders approved the adoption of the Stock Incentive Plan as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
2,223,511	345,137	7,302	931,360
Proposal 3
The Company’s shareholders ratified the selection of Lurie Besikof Lapidus & Company, LLP as the Company’s independent registered public accounting firm to examine the Company’s financial statements for the current fiscal year ending December 31, 2010 and to perform other appropriate accounting services as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
3,484,998	13,676	8,636	—
Item 8.01. Other Events.
On September 23, 2010, the Company announced that after the Annual Meeting, the Company’s newly elected Board of Directors (“Board”), consisting of Messrs. Brink, Freitag, Heaney, Lynch and Rudelius, appointed Mr. Lynch as Chairman of the Board, appointed Mr. Heaney as Chairman and Mr. Rudelius as a member of the Board’s Audit Committee and determined that each meet the definition of an “audit committee financial expert” as established by the Securities and Exchange Commission, appointed Mr. Brink as Chairman and Mr. Lynch as a member of the Board’s Compensation Committee and appointed Mr. Rudelius as Chairman and Messrs. Brink, Freitag, Heaney and Lynch as members of the Board’s Nominating and Governance Committee. A copy of the press release, dated September 23, 2010, announcing these appointments is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
99.1 LecTec Corporation Press Release, dated September 23, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECTEC CORPORATION
	By:	/s/ Gregory G. Freitag
Gregory G. Freitag Chief Executive Officer and Chief Financial Officer

Date: September 24, 2010

EXHIBIT INDEX

Exhibit
Number	Description
99.1	LecTec Corporation Press Release, dated September 23, 2010.